Exhibit 99.2

Quarterly Update
Third Quarter Report (July 1, 2006, through September 30, 2006)	Fall 2006

CORPORATE BACKGROUND

Corporate Headquarters
Sterling Financial Corporation
101 North Pointe Boulevard
Lancaster, PA  17601-4133

Stock
Sterling Financial Corporation's common stock is traded on the Nasdaq Global Select Market under the symbol SLFI. The Nasdaq Global Select Market is NASDAQ’s market for companies that meet its highest listing standards.

Web site
www.sterlingfi.com

Transfer Agent and Registrar
American Stock Transfer and Trust Company
59 Maiden Lane, Plaza Level
New York, NY  10038
www.amstock.com

Market Makers (toll free phone numbers)
Boenning & Scattergood, Inc. – 1-800-842-8928
Ferris, Baker Watts, Inc. – 1-800-638-7411
Janney Montgomery Scott, LLC – 1-800-542-8846
Keefe, Bruyette & Woods,Inc. – 1-800-221-3246
Ryan Beck & Co. – 1-800-342-2325
SunTrust Robinson Humphrey – 1-877-266-6501

Shareholder Relations
Sterling Financial Corporation
Shareholder Relations
101 North Pointe Blvd.
Lancaster, PA 17601-4133
717-735-5602 or toll free 1-877-248-6420

CORPORATE PROFILE

With assets of approximately $3.1 billion and investment assets under administration of $2.8 billion, Sterling Financial Corporation is a diversified financial services company based in Lancaster, Pa.

Banking Services Group– Banks: Pennsylvania: Bank of Lancaster County, N.A.; Bank of Lebanon County; PennSterling Bank; and Pennsylvania State Bank. Pennsylvania and Maryland: Bank of Hanover and Trust Company. Maryland: Bay First Bank (formerly First National Bank of North East and Bay Net A Community Bank). Delaware: Delaware Sterling Bank & Trust Company. Correspondent banking services: Correspondent Services Group (provider of Sterling services to other financial institutions).

Financial Services Group –Specialty commercial financing: Equipment Finance LLC (commercial financing company for the forestry, land clearing and construction industries). Fleet and equipment leasing: Town & Country Leasing, LLC (nationwide fleet and equipment leasing company). Trust, investment and brokerage services: Sterling Financial Trust Company (trust and investment services), Church Capital Management, LLC (registered investment advisor) and Bainbridge Securities Inc. (securities broker/dealer). Insurance services: Lancaster Insurance Group, LLC (independent insurance agency for personal, property and business insurance); StoudtAdvisors (employee benefits consulting and brokerage firm); and Sterling Financial Settlement Services, LLC (title insurance agency). Human resources consulting: Professional Services Group (human resources consulting services provider for small to medium size businesses).

Chairman and CEO Letter

We are pleased to report another solid quarter from a core operating perspective. We have made great strides on many fronts, including preparations for the financial closing and systems integration with Bay Net Financial and the introduction of Bay First Bank, scheduled for October 27. More about Bay First follows on the inside pages.

We are also proud of the progress made in upgrading our customer information systems, which will enhance our integrated customer service and customer referral capabilities. This investment in technology and employee development is a vital part of our customer strategy and will position our people to be more informed and effective as they interact with customers. Creating superior experiences for our customers helps expand existing relationships and attract new customers, accelerating our revenue growth.

Additionally, affiliates PennSterling Bank, Bank of Hanover, and our new Bay First Bank will have new branches before the end of the year. More information follows on the inside pages.

For this quarter, net income was $5.6 million and diluted earnings per share was $0.19. Excluding a non-cash impairment charge resulting from a reevaluation of our insurance business segment (discussed below), net income would have been $10.8 million, representing a 6.8 percent increase from the third quarter of 2005, while diluted earnings per share would have been $0.37, or an increase of 8.8 percent from the same period last year. On a year to date basis through September of this year, net income totaled $26.0 million. Excluding the non-cash impairment charge, net income would have been $31.2 million reflecting an increase of 7.4 percent from year to date last year. Meanwhile, diluted earnings per share would have been $1.07 through the first nine months of this year, an increase of 8.1 percent from last year same time.

In terms of our profitability metrics, return on average realized equity and return on average tangible equity were 7.18 percent and 11.11 percent, respectively, for this quarter. However, excluding the impairment charge taken this quarter, return on average realized equity and return on average tangible equity would have been 13.88 percent and 20.84 percent, respectively, for the same period last year.

Our efficiency ratio, which measures the amount spent to generate each dollar of revenue, was 77.55 percent this quarter. Excluding the impairment charge taken this quarter, the efficiency ratio would have improved to 59.39 percent from 60.43 percent for the same quarter last year.

At the end of September this year, total assets were approximately $3.1 billion, an increase of 7.1 percent from September 30, 2005. The increase in assets was driven primarily by growth in loans of 8.5 percent to $2.3 billion at the end of September this year, as compared to $2.1 billion at the same time last year. The growth in loans continued to be funded primarily by growth in deposits which, at $2.5 billion at the end of September this year, grew by 12.1 percent from the same time last year.

Credit quality during the third quarter 2006 continued to be strong. Non-performing loans to total loans and net charge-offs to total average loans were 0.19 percent and 0.11 percent, respectively, this quarter as compared to 0.17 percent and 0.11 percent, respectively, at September 30, 2005.

As a revenue-focused company, we were pleased to see third quarter 2006 revenue (comprised of net interest income plus non-interest income excluding net gains on sale of securities) reach $49.3 million, representing an increase of $3.7 million or 8.0 percent from the same period last year. This growth was driven by increases of 6.4 percent in net interest income generated by the banking, leasing, and specialty commercial financing segments; 6.5 percent in service charges and commissions related to deposit and transaction fee growth generated by the leasing segment; and a 9.3 percent growth in trust and investment management income as well as brokerage fees and commissions generated by the investment management segment, which came primarily from growth in assets under administration. In addition, we saw a 29.1 percent increase in net gains on sale of loans, partially offset by decreases of 47.5 percent in mortgage banking income, a result of the slow down in real estate lending this year as compared to last year, and a decrease of 3.8 percent in insurance commissions and fees generated by the insurance segment.

As we referenced in the financial performance discussion above, this quarter we recognized a need for action with one of our businesses, which resulted in a non-cash charge to earnings. Our affiliate Corporate Healthcare Strategies LLC, which provides employee benefit insurance products and benefit consulting services, has been underperforming. This followed the loss of the key carrier for an important division of the business and, subsequently, a general softening in the market for employee benefits insurance.

We determined that a reevaluation was warranted and concluded the book value of Corporate Healthcare Strategies exceeds its expected market value by an estimated $8 million. Consequently, we are recognizing an impairment charge to bring the book value in line with the projected market value of the business. This non-cash charge reduced net income by $5.2 million and diluted earnings per share by $0.18 for the quarter. Despite the impairment charge, Sterling remains well capitalized and reported net income of $5.6 million for the quarter, as detailed above.

The underperformance in the employee benefits insurance business caused us to begin to reevaluate our broader insurance segment. During this process we determined that CapRisk, the wholesale reinsurance unit of Corporate Healthcare Strategies, was not a critical part of our employee benefits brokerage business and no longer fit into our relationship-oriented business model. Sterling decided to seek a buyer for this unit and on October 19th sold it to Cairnstone, Inc. We will continue to spend the next several months examining other opportunities and challenges in the insurance segment and determining the best alternatives for our customers and shareholders.

Despite the challenging interest rate environment and fierce competition in deposit and loan pricing, Sterling continues to perform well as evidenced by growth in the core fundamentals discussed above. We believe the market is recognizing this performance. Sterling Financial Corporation’s stock price was $21.99 per share at September 30, 2006, representing a total return to our shareholders of 1.10 percent for the quarter and 13.25 percent year to date as compared to 3.12 percent and 8.39 percent, respectively, for the NASDAQ Bank Stock Index. Over a three year horizon ending September 30, 2006, Sterling common stock has provided a total return of 45.85 percent, comparing to 35.88 percent for the NASDAQ Bank Stock Index.

Sterling remains a broadly diversified financial services company that focuses on its customers, its employees, and its shareholders. Our mission and master strategies have not changed, and our fundamental business model and earnings engine are sound. Your continued interest in Sterling and confidence in us is sincerely appreciated.

Cordially,

/s/ Glenn R. Walz	/s/ J. Roger Moyer, Jr.
Glenn R. Walz	J. Roger Moyer, Jr.
Chairman	President and Chief Executive Officer

If you would like more information, a copy of our 8-K filing and earnings release is available by calling Shareholder Relations at 717-735-5602 or via our website (www.Sterlingfi.com) by selecting investor relations / news & media / documents.

FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2006	2005	2006	2005
Earnings
Net interest income	$30,696	$28,854	$90,835	$84,739
Provision for loan losses	1,224	1,532	3,647	3,029
Noninterest income	18,569	16,756	54,285	49,382
Securities gains (losses)	324	241	1,158	489
Noninterest expense	40,912	30,777	105,954	91,650
Income before income taxes	7,453	13,542	36,677	39,931
Income taxes	1,882	3,456	10,668	10,882
NET INCOME	5,571	10,086	26,009	29,049

Per Common Share Information
Basic earnings per share	$0.19	$0.35	$0.90	$1.01
Diluted earnings per share	0.19	0.34	0.89	0.99
Dividends declared	0.150	0.140	0.430	0.398
Book value			10.68	10.17
Realized book value			10.57	9.94

Profitability Ratio on Earnings
Return on average realized equity	7.18%	14.07%	11.52%	13.97%
Return on average tangible equity	11.11%	20.73%	17.25%	20.63%
Return on average assets	0.72%	1.39%	1.16%	1.39%
Efficiency ratio	77.55%	60.43%	66.35%	61.25%

Financial Condition at Period End
Securities			$474,402	$491,591
Loans			2,275,761	2,096,588
Allowance for loan losses			22,798	20,231
Other earning assets (including operating leases)			150,555	100,075
Total assets			3,147,150	2,938,355
Deposits			2,491,442	2,221,851
Borrowed funds			304,563	383,918
Stockholders' equity			309,586	293,455

Sterling Recognized Again as One of the
Fastest Growing Companies in Central Pennsylvania

Sterling Financial Corporation has been named one of central Pennsylvania’s fastest growing companies for the fifth consecutive year. The ranking is published in Central Penn Business Journal’s annual listing of the “50 Fastest Growing Companies in Central Pennsylvania.”

“Revenues drive growth at Sterling. So, we are naturally very pleased to be recognized once again as one of central Pennsylvania’s fastest growing companies,” said J. Roger Moyer, Jr., president and chief executive officer of Sterling Financial Corporation. ”This honor reflects directly on the quality and variety of financial service products and services that we deliver to both individual and business customers. The key for our success is a team of dedicated professionals who are engaged with our customers. We are taking the customer relationship model to the next level to create customer partnerships.”

The Central Penn Business Journal compiles its annual listing with its certified public accountant advisor Seligman, Friedman & Company of Harrisburg, State College and York, Pa. Companies were ranked based on a combination of dollar growth and percentage of growth from 2003 through 2005.

Church Capital Management Ranked Among Top Philadelphia Area Money Managers

Church Capital Management, the investment advisor and portfolio management affiliate of Sterling Financial Corporation,has been named one of the top 15 money management firms in the Philadelphia area by the Philadelphia Business Journal.

Based in Yardley, Pa., Church Capital Management has approximately $2 billion in assets under management and offices in Hershey, Hanover and Lancaster, Pa.

“We are pleased to be included in this ranking for the second consecutive year. Our focus on delivering superior investment performance and client service has enabled us to grow. Our core investment principles of value, quality and diversification appeal to a broad base of clients in Pennsylvania, Maryland, New Jersey and New York,” said Greg Church, founder and president of Church Capital Management. “Our macro-economic perspective, coupled with a growth-at-a-reasonable-price approach to stocks, gives our investors a solid foundation for capital appreciation.”

Earlier this year, Church Capital Management introduced two new mutual funds – Church Capital Value Trust (CVLAX), a stock fund designed to seek out value in a broad spectrum of economic sectors, and Church Capital Money Market Fund (CHUXX).

Bay First Bank to Serve Cecil and Harford Counties in Maryland

North East, Md., based First National Bank of North East and Bel Air, Md., based Bay Net A Community Bank are coming together to serve Cecil, Harford and neighboring counties under the new name Bay First Bank. This will follow the acquisition of Bel Air based Bay Net Financial by Sterling Financial Corporation; the closing is scheduled for October 27, 2006.

“With Bay First Bank, we have a locally managed organization that is committed to serving existing and emerging markets with the same personal attention to detail that has gained both banks a solid presence in northern Maryland,” said Michael P. Gavin, the president and chief executive officer of Bay First Bank. ”The union of these two well-established institutions allows us to focus even more on delivering a broad base of financial services to individuals and businesses. We are proud of the success of both Bay Net and First National Bank of North East and look forward to operating under the Bay First Bank name.”

North East, Md., will be the headquarters for Bay First Bank, and it will have six branches: two in Elkton, two in North East, one in Bel Air and one in Perryville. A local board, made up of First National Bank of North East and Bay Net directors, is being appointed.

The name Bay First Bank was chosen after gathering input from customers, prospective customers and employees. It reflects the heritage of both banks as well as the Chesapeake Bay – the most prominent geographic feature of the region.

FACTOIDS

Michael P. Gavin has been named president and chief executive officer of Bay First Bank.

“Having Mike Gavin at the helm of Bay First Bank is important as we continue to grow in the active and attractive markets of northern Maryland,” said Thomas J. Sposito, III, chief banking officer of Sterling Financial Corporation. ”Mike was a founder of Bay Net and brings to Sterling well-respected leadership.”

Mike is responsible for the strategic direction and day-to-day operations of Bay First Bank. He was president and chief executive officer of Bay Net Financial and Bay Net A Community Bank before being named to his new post. He was president and chief operating officer of Atlantic Federal Savings Bank prior to the formation of Bay Net in 2000 and before that he was chief operating officer of Bank of Glen Burnie. His career in financial services spans more than 25 years.

A native of Severna Park, Md., Mike graduated from Frostburg State University with a Bachelor of Science degree in accounting and from the University of Baltimore with a Master of Business Administration degree.

Photo: Mike Gavin

Sterling's Banking Services Group will have three new branches before the end of the year. The first – PennSterling's Shelbourne Square Branch –opened in Exeter Township near Reading. Pa. on Oct. 14; it doubles PennSterling's presence in Berks County, Pa. Ground was broken in September for what will become Bay First Bank's Delancy Branch in Elkton, serving Harford and Cecil counties in Maryland. In Gettysburg, Pa., Bank of Hanover will open its Deatrick Commons Branch in November. All are being set up to offer deposit, lending, investment, brokerage and insurance services for both individuals and businesses. They also will have ATMs, drive-through lanes and safe deposit boxes.

Photo cutline: Ron Muller, president and chief executive officer, PennSterling Bank, and Denise Deisher, community office manager, open the new Shelbourne Square Branch .

Sterling Financial Corporation Executive Management

•	J. Roger Moyer, Jr. President and Chief Executive Officer

•	J. Bradley Scovill Senior Executive Vice President and Chief Revenue Officer

•	Tito L. Lima Chief Financial Officer and Treasurer

•	Thomas J. Sposito, II Chief Banking Officer

•	Beverly Wise Hill Group Executive, Financial Services Group

•	D. Kathleen Phillips Group Executive and Chief Information Officer

•	Kathleen A. Prime Group Executive and Chief People Officer

•	Chad M. Clabaugh Senior Vice President, Personal Services

•	E. Dennis Ginder Senior Vice President, Business Services

•	Jean Svoboda Vice President, General Counsel and Secretary

Sterling Financial Corporation Board of Directors

•	Richard H. Albright, Jr., D. D. S. Dentist, Specialist (practice limited to orthodontics) Chairman, Audit Committee

•	Michael A. Carenzo Senior Partner, CADWA Associates

•	Anthony D. Chivinski Executive Vice President and Chief Operating Officer, Pennfield Corporation

•	Bertram F. Elsner Chairman, Elsner Engineering Works, Inc.

•	Howard E. Groff, Jr. President, Howard E. Groff Company

•	Joan R. Henderson President, J. R. Henderson & Associates, Inc.

•	Terrence L. Hormel President, Hormel, Inc. Chairman, Finance Committee Chairman of the Board, Bank of Hanover and Trust Company

•	David E. Hosler, CPCU Chief Operating Officer, Murray Insurance Associates, Inc. Chairman, Corporate Governance and Nominating Committee

•	William E. Miller, Jr., Esquire President, Miller & Associates, P. C. Chairman of the Board, Pennsylvania State Bank

•	J. Roger Moyer, Jr. President and Chief Executive Officer Sterling Financial Corporation

•	W. Garth Sprecher
Senior Vice President, Corporate Secretary and Director
D&E Communications, Inc.
Vice Chairman of the Board, Sterling Financial Corporation
Chairman, Executive Committee
Chairman, Management Development and Compensation Committee

•	John E. Stefan Sterling Financial Corporation (former Chairman, President and Chief Executive Officer)

•	Glenn R. Walz, CPA
Vice President, Walz, Deihm, Geisenberger, Bucklen & Tennis, P. C., Certified Public Accountants
Chairman of the Board, Sterling Financial Corporation
Chairman of the Board, Sterling Investment Services